Exhibit 5.1

Goodwin Procter llp
The New York Times Building
620 Eighth Avenue
New York, NY 10018

goodwinlaw.com
+1 212 813 8800

March 3, 2022

HOOKIPA Pharma Inc.

350 Fifth Avenue, 72nd Floor, Suite 7240

New York, New York

Re:      Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-238311) (as amended or supplemented, the “Registration Statement”) filed on May 15, 2020 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by HOOKIPA Pharma Inc, a Delaware corporation (the “Company”) of up to $200,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on May 27, 2020. Reference is made to our opinion letter dated May 15, 2020 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on March 2, 2022 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to (1) 21,700,000 shares of the Company’s Common Stock, par value $0.0001 per share (the “Shares”), (2) 15,800 shares of the Company’s Series A-1 Convertible Preferred Stock (the “Preferred Stock”) and (3) 15,800,000 shares of Common Stock issuable upon conversion of the Preferred Stock (the “Conversion Shares”), each as covered by the Registration Statement. The Shares include an option granted to the underwriters of the offering to purchase up to an additional 5,625,000 Shares. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

HOOKIPA Pharma, Inc.

March 3, 2022

For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Conversion Shares issuable upon conversion of the Preferred Stock.

Based on the foregoing, we are of the opinion that (i) each of the Shares and Preferred Stock have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares and Preferred Stock will be validly issued, fully paid and non-assessable and (2) the Conversion Shares, when issued upon the conversion of the Preferred Stock in accordance with the terms of Series A-1 Convertible Preferred Stock, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP